Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-265823, 333-235852, 333-244407, 333-217300, 333-223558, 333-229963 and 333-255125 on Form S-8 and Registration Statement No. 333-256611 on Form S-3 of our report dated March 31, 2023, with respect to the consolidated financial statements of Forte Biosciences, Inc. as of December 31, 2022 and 2021 and for each of the two years in the period ended December 31, 2022, included in this Annual Report on Form 10-K for the year ended December 31, 2022.

/s/ Mayer Hoffman McCann P.C.

San Diego, California

March 31, 2023